EXHIBIT 99.1
For Immediate Release	Contact: Shawn M. Harrington
July 14, 2004	(860) 644-1551

GERBER SCIENTIFIC REPORTS CREDIT FACILITIES AMENDMENTS

SOUTH WINDSOR, CT, July 14, 2004 - Gerber Scientific, Inc. (NYSE: GRB) reported today in its annual report on Form 10-K for fiscal 2004 that it entered into amendments of its current credit facilities with effect from July 9, 2004. These amendments, among other changes, reduce the weighted-average annual interest rates accruing on the Company's outstanding term loans by 3.75 percent and improve certain operating and financial covenants. The outstanding principal balance of the term loans is $40.1 million. The amendments also modify operating covenants to permit the Company, within specified limits, to prepay the term loans more frequently, make business acquisitions, pay dividends, and repurchase its common stock.

In addition, the amendments eliminate, beginning with the fiscal quarter ending July 31, 2004, the financial covenants that require the Company to maintain minimum levels of EBITDA and increase the maximum proportion of total funded debt to EBITDA the Company may have. The terms "total funded debt" and "EBITDA" are defined in the credit agreements. As a result of the amendments, all borrowings under the term loan debt were classified as noncurrent liabilities at April 30, 2004.

"I am very pleased with the amended credit agreements we have just negotiated with our lenders. The Company has lowered its cost of debt and secured greater operating flexibility," said Marc T. Giles, president and chief executive officer. "We are now in a better position to complete our turnaround plan and to focus on growth."

The Company also reported adjustments to fiscal 2004 fourth quarter financial results because of additional information relating to contingencies identified subsequent to the announcement of fourth quarter earnings on June 15, 2004. These adjustments decreased previously reported fourth quarter and full year net earnings of $4.0 million and $6.0 million, respectively, by approximately $0.4 million, or $0.02 per diluted share. These adjustments increased selling, general, and administrative expenses.

The Company's annual report on Form 10-K as filed with the Securities and Exchange Commission may be viewed at www.sec.gov.

About Gerber Scientific, Inc.

Gerber Scientific is the world's leading supplier of sophisticated automated manufacturing systems for sign making and specialty graphics, apparel and flexible materials, and ophthalmic lens processing. Headquartered in South Windsor, Connecticut, the company operates through four businesses: Gerber Scientific Products, Spandex Ltd., Gerber Technology, and Gerber Coburn.

Safe Harbor Statement:

In addition to the historical information contained herein, there are matters discussed that are considered to be "forward-looking statements." The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. These forward-looking statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental, and technological factors affecting the company's operations, markets, products, and services, that could significantly affect results in the future. For a discussion of other risk factors relating to the company's business, see the Company's Annual Report on Form 10-K for the year ended April 30, 2004, as filed with the Securities and Exchange Commission. The forward-looking statements contained in this release are made as of the date of this release, and the Company expressly disclaims any obligation to update or revise any forward-looking statements contained in this release.